UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 18, 2006

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or By-Laws

Since many shareholders believe that a majority voting standard for director elections provides shareholders with a more significant role in director elections and  makes directors more accountable for their actions, on December 14, 2006 the Board of Directors of the Company amended Section 1.7 of Article I of the Company's By-Laws to change the voting standard for director elections from a plurality standard to a majority standard and to make certain related changes thereto, to read in its entirety as follows:

SECTION 1.7.  VOTE REQUIRED TO TAKE ACTION.

(a)  If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action, except as the Corporation's Restated Articles of Incorporation or the Indiana Business Corporation Law require a greater number of affirmative votes.

(b)  Each Director to be elected by shareholders shall be elected by the vote of the majority of the votes cast with respect to that Director's election at any meeting for the election of Directors at which a quorum is present, provided, however, that Directors shall be elected by the vote of a plurality of the votes cast at any meeting of shareholders for which the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election as Director in compliance with Section 2.11 of these By-Laws (an election occurring at any such meeting, a "Contested Election").  For purposes of this By-Law, a majority of votes cast shall mean that the number of shares cast "for" a Director's election exceeds the number of votes cast "against" the Director's election (with "abstentions" and "broker nonvotes" not counted as a vote cast either "for" or "against" that Director's election).  If Directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee for Director.

(c)  In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Director shall promptly tender his or her resignation to the Board of Directors.  The Governance and Nominating Committee, or such other committee designated by the Board of Directors pursuant to these By-Laws, shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation of such incumbent Director, or whether other action should be taken.  The Board of Directors shall act on the tendered resignation, taking into account the committee's recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision within 90 days following certification of the election results.  The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that it considers appropriate and relevant.

(d)  If the Board of Directors accepts a Director's tendered resignation pursuant to this By-Law, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill the resulting vacancy or may decrease the size of the Board of Directors, in each case, in accordance with the provisions of these By-Laws.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is furnished herewith:

99-Press Release dated December 18, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2006

Cummins Inc.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer

Contact:

Mark Land - Director of Public Relations
(317) 610-2456
mark.d.land@cummins.com

For Immediate Release

Dec. 18, 2006

Cummins changes to majority voting standard for Board elections
-  Move strengthens corporate governance; gives shareholders greater voice -

The Cummins Inc. (NYSE: CMI) Board of Directors has voted to amend the Company's corporate by-laws to strengthen the voting standard to elect Directors. The Company has moved from a plurality standard to a majority voting standard for electing Directors.

Under the new standard, candidates for Director must earn a majority of all votes cast. Should a Director fail to receive a majority, he or she must tender their resignation, which will be acted upon by the Board within 90 days of the election. Previously, candidates only needed to receive the most votes among all those running for a given Director's position.  The plurality standard will still apply in contested elections.

Cummins has a nine-member board that includes seven outside Directors, in addition to Cummins Chairman and CEO Tim  Solso and Cummins President and Chief Operating Officer Joe Loughrey. All Cummins Directors are elected annually.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in more than 160 countries through its network of 550 Company-owned and independent distributor facilities and more than 5,000 dealer locations. Cummins reported net income of $550 million on sales of $9.9 billion in 2005. Press releases can be found on the Web at www.cummins.com.

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.